Exhibit 1

                        TRUSTEE'S DISTRIBUTION STATEMENT

To the Holders of:
Corporate Backed Trust Certificates, Series 2001-17
*CUSIP:  21988G775       Class  A-1
         21988GAN6       Class  A-2

In accordance with the Standard Terms and Conditions of Trust, U.S. Bank Trust National Association, as Trustee, submits the following cash basis statement for the period ending June 11, 2003.

INTEREST ACCOUNT
Balance as of February 15, 2002 ................................................     $     0.00
         Scheduled Income received on securities ...............................     $     0.00
         Unscheduled Income received on securities .............................     $     0.00

LESS:
         Distribution of cash to Class A-1 Holders .............................         -$0.00
         Distribution of cash to Class A-2 Holders .............................         -$0.00
         Distribution of cash to Depositor .....................................         -$0.00
         Distribution of cash to Trustee .......................................         -$0.00
Balance as of June 11, 2003 ....................................................     $     0.00

PRINCIPAL ACCOUNT

Balance as of February 15, 2002 ................................................     $     0.00
         Scheduled Principal received on securities ............................     $     0.00
         6/6/2003 - Retention of $158,000 principal amount of securities back from certain Class A-1 Holders as required to sell for cash in lieu of distribution in-kind to beneficial owners at less than
         authorized minimum denomination .......................................     $     0.00
         6/11/2003 - Cash proceeds received on sale of $158,000 principal amount of securities at price $31 per $100 in lieu of distribution in-kind of securities to certain Class A-1 Holders at less than
         authorized minimum denomination .......................................     $48,980.00

LESS:
         6/6/2003 - Distribution in-kind of $25,000,000 principal amount of
         securities to Class A-1 Holders .......................................         -$0.00
         6/6/2003 - Distribution in-kind of $2,878,000 principal amount of
         securities to Class A-2 Holders .......................................         -$0.00
         6/11/2003 - Distribution of above cash proceeds received on sale of
         securities to certain Class A-1 Holders ...............................    -$48,980.00
         6/11/2003 - Distribution of above cash proceeds received on sale of
         securities to Class A-2 Holders .......................................         -$0.00

Balance as of June 11, 2003 ....................................................     $     0.00

                 UNDERLYING SECURITIES HELD AS OF June 11, 2003

         Principal
          Amount                        Title of Security
         ---------                      -----------------
            $0           WorldCom, Inc. 6.95% Notes due August 15, 2028
                         *CUSIP:  98155KAJ1

Effective with the completion of the distributions described above, the Corporate Backed Trust Certificates, Class A-1 and Class A-2, along with the associated Call Warrants, are null and void and the Series 2001-17 Trust is terminated.

U.S. Bank Trust National Association, as Trustee

*The Trustee shall not be held responsible for the selection or use of the CUSIP numbers nor is any representation made as to its correctness. It is included solely for the convenience of the Holders.